Exhibit 2

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including amendments thereto) with respect to the shares of Common Stock, par value $0.01 per share, of tronc, Inc. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: April 19, 2018

McCormick Media LLC

By:	/s/ Sargent M. McCormick-Collier
Name:	Sargent M. McCormick-Collier
Title:	Manager

/s/ Sargent M. McCormick-Collier
Sargent M. McCormick-Collier

/s/ John T. Lynch
John T. Lynch

/s/ Ronald P. Clancy Woods
Ronald P. (Clancy) Woods